Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
In the course of conducting the business of Delcath Systems, Inc. (the "Company"), we may come into possession of material information about the Company or other entities that is not available to the investing public ("material nonpublic information"). You must maintain the confidentiality of material nonpublic information and may not use it in connection with the purchase or sale of Company securities or the securities of any other entity to which the information relates. The Company has adopted this Insider Trading Policy (“Policy”) in order to help ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

Scope of Coverage

The restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person over whom the officer, director or employee exercises substantial control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. You are responsible for ensuring that your spouse, children, family members sharing your household and other persons with respect to whom you exercise control over securities trading decisions comply with this Policy.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees. These policies are set forth in the Company's Addendum to Policy that applies to directors, officers, and certain designated employees of the Company who have access to material nonpublic information about the Company on a periodic basis. The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre-clearance for all transactions in Company securities.

Inside Information

Company policy and the laws of the United States and many other countries strictly prohibit any director, officer or employee of the Company, whenever and in whatever capacity providing services to the Company, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while in possession of “inside information” about the Company. Inside information is any material nonpublic information about a company.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
If you become aware of any inside information, you may not execute any trade in Company securities and you should treat the information as strictly confidential. Note that it is irrelevant whether or not you actually used that information as a basis upon which to make the investment decision. This prohibition applies to Company securities as well as the securities of any other company about which you acquire inside information in the course of your duties for the Company. It also applies to transactions for any Company account, service provider account or account over which the service provider has investment discretion. You are responsible for reviewing this Policy and ensuring that your actions do not violate it or the applicable securities laws.

Material Nonpublic Information

As noted above, it is illegal and a violation of Company policy to trade securities while aware of material nonpublic information.

What is Material Information?

Under Company policy and United States laws, information is material if:

•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company's securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans.

Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:

•earnings announcements or estimates, or changes to previously released announcements or estimates;
•other unpublished financial results;
•writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations;
•new products, inventions or discoveries;
•major litigation or government actions or investigations;
•mergers, acquisitions, tender offers, joint ventures or changes in assets;
•changes in analyst recommendations or debt ratings;

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
•events regarding the Company's securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or public or private sales of additional securities);
•changes in control of the Company or extraordinary management developments;
•extraordinary borrowing;
•liquidity problems;
•FDA submission(s), approvals, or denials, or similar actions by other governmental agencies;
•clinical trial results or information relating to pending clinical trials;
•strategic partnerships, license agreements, research and development agreements, distribution agreements, and manufacturing and supply agreements;
•material business contracts; and
•changes in auditors or auditor notification that the Company may no longer rely on an audit report.

The above list is not intended to be exhaustive. Assessment of materiality involves a fact specific inquiry. If in doubt about whether information is material, you discuss your concerns with the General Counsel. You should not trade in Company stock and nor discuss the information outside of Company until you discuss your concerns with the General Counsel and determine whether the information is material and whether it has been publicly disclosed through proper channels.

What is Nonpublic Information?

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:
•public filings with securities regulatory authorities;
•issuance of press releases;
•meetings with members of the press and the public; or

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
•information contained in proxy statements and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity for at least two full trading days following its official release; longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Notwithstanding these timing guidelines, it is illegal for you to trade while in possession of material nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer.

What Transactions are covered by this Policy?

Trading includes purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities.

The trading restrictions in this Policy do not apply to exercises of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes. The trading restrictions do apply, however, to sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.

Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, you should ask the General Counsel.

“Tipping” Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is illegal and a violation of the Company’s Insider Trading Policy, as well as any policies relating to the confidentiality of information, to convey such information to another ("tipping") if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the "tippee" is related to the insider or is an entity, such as a

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022 trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Misappropriation

This Policy also applies to trading by any Company employee, officer, director or other service provider, in the securities of any other publicly-traded company on the basis of material, nonpublic information regarding such company that was received during the course of providing services to the Company.

Avoid Speculation

Those subject to this Insider Trading Policy may not trade in options, warrants, puts and calls or any derivative security or similar instruments on Company securities or sell Company securities "short." Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its shareholders. The simultaneous sale through a broker of some or all of the shares acquired through the exercise of an option granted under a Company compensation plan is not considered a short sale, but such activity (i.e., a cashless exercise of options) is considered a trade and is subject to the restrictions discussed in this Policy and other applicable Company policies.

In addition, you may not hold Company securities in margin accounts or pledge Company securities nor may you engage in any hedging or monetizing transactions involving Company stock. Notwithstanding the foregoing, the Company’s General Counsel may allow certain previously approved transactions of this nature to continue after the date this Policy was adopted.

Trading Plans

Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Securities Exchange Act of 1934 ("Rule 10b5-1") and Company policy permit employees to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan ("Trading Plan") that was entered into when the employee was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a "need to know" the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company's confidential information. The following non- exclusive list of practices should be followed to help prevent the misuse of confidential information:

•Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

•Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speaker phones. Do not discuss such information with relatives or social acquaintances.

•Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.

•Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

•Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. Use Company-authorized encryption software to protect confidential electronic communications.

•Comply with the specific terms of any confidentiality agreements of which you are aware.

•Upon termination of your employment, you must return to the Company all physical (including electronic) copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
•You may not bring the confidential information of any former employer to the Company.

All employees are also expected to abide by the terms of any confidentiality agreement with the Company and/or Company policies as well as any applicable employee handbook provisions regarding confidentiality.

Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company's business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

•Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Chief Financial Officer.

•Refer requests for information regarding the Company from the media or press to the Company’s Chief Financial Officer.

•Refer requests for information from the Securities Exchange Commission or other regulators to the General Counsel.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to the General Counsel, who can be reached by phone at the Company’s main phone number for the New York City headquarters. In addition, if you:

•receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or
•receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022 you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the General Counsel. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

No Excuse for Hardship

The existence of a personal financial emergency does not excuse you from complying with this Policy.

Post-Termination Transactions

If you are aware of material nonpublic information when your service to, or employment with, the Company ends, you may not trade in Company securities until that information has become public or is no longer material. If you are subject to pre- clearance and blackout procedures as set forth in the Addendum, these restrictions will cease to apply upon the expiration of any blackout period in effect at the time of your termination of employment or services.

Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegally trading securities while in possession of material nonpublic information can be quite severe. Besides requiring disgorgement of profits gained or losses avoided, there are now substantial civil and criminal penalties which may be assessed for insider trading. Penalties could include imposition of a penalty of up to three times the illicit windfall. In addition, corporations may be fined up to $25,000,000 and individuals may be fined up to $5,000,000 and imprisoned for up to twenty years for insider trading violations. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment or service to the Company, even if the country or jurisdiction where the conduct took place does not regard it as illegal.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the General Counsel.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
DELCATH SYSTEMS, INC.
ADDENDUM TO POLICY ON INSIDER TRADING
INTRODUCTION

This Addendum explains requirements and procedures which apply to all directors, officers and certain designated employees of Delcath Systems, Inc. (the "Company") who have access to material nonpublic information about the Company, and is in addition to and supplements the Delcath Systems, Inc. Policy on Insider Trading.
The positions of the covered persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other individuals or positions that are subject to this Addendum and will amend Schedule A from time to time as necessary to reflect such changes or the resignation or change of status of any individual. Please note that this Policy applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company's General Counsel.

Contact the General Counsel of the Company if at any time you:

●have questions about this Policy or its application to a particular situation; or

●plan to trade in the Company's securities but are unsure about whether you are able to do so.

GENERAL RULES

In general terms, the law and Company Policy prohibit:

●Buying or selling Company securities or derivative securities (or in some cases the securities of other companies) while in possession of material nonpublic information. In order to avoid even the appearance of impropriety, the Company's policy is to require pre-clearance of all transactions in Company securities by those subject to this Addendum (as described in more detail below), and to prohibit any transactions in the Company's securities by those subject to this Addendum during certain designated blackout periods, as detailed below.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022

●Disclosing material nonpublic information to outsiders, including family members and others (tipping), who then trade in the Company's securities or the securities of another company while in possession of that information.

●Retaining "short-swing profits" earned by directors or certain officers through trading in the Company's equity securities (including derivative securities), whether or not in possession of material nonpublic information. Any such profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.

●The sale of any Company securities without complying with all the requirements of Rule 144 under the Securities Act of 1933 (the "Securities Act"). This Rule has detailed reporting requirements (on Form 144), and strict limitations and requirements regarding:

the number of shares that may be sold during an established period of time;

for certain securities, the length of time for which they must be held before they are sold;

the availability of publicly available information about the Company; and

the manner of sale.

●Answering questions or providing information about the Company and its affairs to Company outsiders unless you are specifically authorized to do so, or it is a regular part of your position.

In addition, Company Directors and those officers designated by the Board of Directors as Section 16 Officers ("Section 16 Officers") are required to file a number of forms with the Securities and Exchange Commission (the "SEC") in connection with various events, which include:

●An initial statement regarding beneficial ownership of equity securities of the Company, must be filed within ten 10 days of becoming a Director or Section 16 Officer, regardless of actual ownership of such securities (Form 3).

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
●Statements of changes of beneficial ownership of securities of the Company, or derivatives thereof, to be filed before the end of the second business day after any such change (Form 4).

●Annual statement of beneficial ownership of securities, filed within 45 days of the end of the Company's fiscal year with respect to certain securities transactions not earlier reported (Form 5).

Although the Company's General Counsel will provide information to its Directors and Section 16 Officers concerning these requirements and the filing of needed Forms, each Section 16 Officer and Director bears legal responsibility for complying with these requirements. Consult with the General Counsel, or, if you prefer, with your individual legal counsel regarding any questions you have in this area.

TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION

You must maintain the confidentiality of material nonpublic information and may not trade in Company securities or derivatives or the securities or derivatives of any other entity to which the information relates until the information has been made public. The Company has a detailed policy describing the prohibition against trading while aware of material nonpublic information ("Policy on Insider Trading"), which you must read and follow.

TRADING PLANS

Notwithstanding the prohibition against insider trading, Rule 10b5-1 under the Securities Exchange Act of 1934 ("Rule 10b5-1") and Company policy permit directors and officers to trade in Company securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged written trading plan ("Trading Plan") that was entered into when the director or officer was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-
1. If you wish to enter into a Trading Plan you must comply with the Company’s 10b5-1 Policy and submit the Trading Plan to the General Counsel for his approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when you are in possession of material nonpublic information about the Company. You may amend or replace your Trading Plan only during periods when trading is permitted in accordance with this Policy, and must submit any proposed amendment or replacement of a Trading Plan to the General Counsel for approval prior to adoption. You must provide notice to the General Counsel prior to terminating a Trading Plan. You should understand that frequent modifications or terminations of a Trading Plan may call into question your

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022 good faith in entering into the Trading Plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

PRE-CLEARANCE PROCEDURES

Those subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person over whom the individual exercises substantial control over his, her or its securities trading decisions (collectively, "Family Members"), may not engage in any transaction involving the Company's securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company's General Counsel. Pre-clearance must be obtained at least three days prior to a proposed transaction. Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged 10b5-1 Trading Plan adopted in accordance with the requirements of the Company's Policy on Insider Trading. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. In addition to the foregoing pre- clearance requirements, those subject to this Addendum are responsible for determining whether they are in possession of material “nonpublic” information and for complying with the applicable securities laws.

BLACKOUT PERIODS

In addition to being subject to the limitations set forth in the Company's Policy on Insider Trading, those individuals subject to this Addendum (and their Family Members) are subject to the following blackout periods, during which they may not trade in the Company's securities (except by means of pre-arranged 10b5-1 Trading Plans established in compliance with the Company's Policy on Insider Trading).
Quarterly Blackout. Because the announcement of the Company's quarterly financial results will almost always have the potential to have a material effect on the market for the Company's securities, you may not trade in the Company's securities during the period beginning on the date that is fifteen (15) calendar days before the end of the quarter and ending after the second full trading business day following the release of the Company's earnings for that quarter.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market which is generally at least two (2) full trading business days.

From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

Directors and Section 16 Officers may also be subject to event-specific blackouts pursuant to the SEC's Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company. The failure of the General Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade while aware of material nonpublic information.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), Directors and certain executive officers (the Section 16 Officers) of the Company must file forms with the SEC when they engage in certain transactions involving the Company's equity securities. In this context, in addition to basic traditional equity interests such as common stock, "equity securities" of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securi- ties, and include options, warrants, convertible securities, and stock appreciation rights.
Directors and Section 16 Officers are responsible for complying with all form filing requirements under the Exchange Act, including but not limited to filing of Form 3, Form 4, and Form 5, in a timely manner. As a convenience for you, the Company may assist you with these required filings, but you are responsible for compliance with the Exchange Act.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022

Family Holdings

Directors and Section 16 Officers are presumed to beneficially own securities held by any member of the Director's or Section 16 Officer's immediate family sharing the Director's or Section 16 Officer's household. As a result, Directors and Section 16 Officers must report all holdings and transactions by immediate family members living in the Director's or Section 16 Officer's household. For this purpose, "immediate family" includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company's General Counsel, or, if you prefer, your individual legal counsel. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by Directors and Section 16 Officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company's securities.

Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for Director and Section 16 Officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine non-volitional transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person's beneficial ownership is also exempt from reporting. An exempt "change in the form of beneficial ownership" would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage Directors and Officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any "short-swing profits" be disgorged to the Company. (This is in addition to the Form reporting requirements described above.) You are responsible for complying with all laws and regulations relating to “short-swing profits.”

"Short-swing profits" are profits that result from any purchase and sale, or sale and purchase of the Company's equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company's securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC's rules, profit is determined so as to maximize the amount that the Director or Section 16 Officer must disgorge, and this amount may not be offset by any losses realized. "Short-swing profits" may exceed economic profits.

Prohibition Against Short Sales

Directors and Section 16 Officers are prohibited from making "short sales" of the Company's equity securities. A short sale has occurred if the seller: (1) does not own the securities sold; or (2) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022

LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY'S SECURITIES

Under the Securities Act, Directors and certain Officers who are affiliates of the Company who wish to sell Company securities generally must comply with the requirements of Rule 144 or be forced to register the securities under the Securities Act. "Securities" under Rule 144 (unlike under Section 16) are broadly defined to include all securities, not just equity securities. Therefore, the Rule 144 requirements apply not only to common and preferred stock, but also to bonds, debentures and any other form of security. Also, the safe harbor afforded by this rule is available whether or not the securi- ties to be resold were previously registered under the Securities Act (except that the minimum holding period required to satisfy the safe harbor shall apply only to securities which were not registered under the Securities Act).

You are responsible for complying with all aspects of Rule 144. If you have any questions regarding your responsibilities under Rule 144, please contact the Company’s General Counsel.

PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry. A Director's resignation may be sought, or an Officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Directors, Officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all Directors and Officers should review this material carefully and contact the General Counsel prior to engaging in any transaction in the Company's securities which might be in conflict with the securities law and this Company Policy.

ACKNOWLEDGEMENT

All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
Company's Insider Trading Policy and this Addendum on the form attached to this Addendum.

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
SCHEDULE A

Board of Directors President
Executive Vice President Senior Vice President Vice President
Other Designated Employees

Delcath Systems, Inc. Policy On Insider Trading Last reviewed: March 1, 2022
ACKNOWLEDGMENT FORM

I have received and read the Delcath Systems, Inc. Policy on Insider Trading and the Addendum thereto applicable to officers, directors and certain designated employees, and I understand their contents. I agree to comply fully with the policies and procedures contained in the Policy on Insider Trading and the Addendum, if applicable. If I am an employee of the Company, I acknowledge that the Policy on Insider Trading and the Addendum, if applicable, are statements of policies and procedures and do not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date